Exhibit 99.1

Cincinnati Bell Inc. Reports First Quarter 2009 Results

  Diluted earnings per share of 12 cents, up 183 percent;
  Net income of $29 million, up 123 percent;
  Revenue of $326 million, down 7 percent;
  Returned $21 million to shareholders through repurchase of 11 million common shares;
  Announces a 7 percent employee headcount reduction and suspension of company contributions to the salaried 401K plan;
  Reiterates 2009 guidance

CINCINNATI--(BUSINESS WIRE)--May 5, 2009--Cincinnati Bell Inc. (NYSE:CBB) today announced first quarter 2009 earnings of 12 cents per diluted share compared to earnings of 4 cents per diluted share in the first quarter of 2008, an increase of 183 percent. First quarter 2009 net income was $29 million compared to $13 million in the first quarter of 2008, an increase of 123 percent, and operating income increased $23 million, or 41 percent, to $80 million in the first quarter of 2009. Adjusted earnings before interest, taxes, depreciation and amortization1 (Adjusted EBITDA) was $113 million, or $7 million lower than last year. Total revenues for the first quarter of 2009 of $326 million decreased $23 million or 7 percent from the first quarter of 2008.

“Cincinnati Bell’s results this quarter reflected a soft economy,” said Jack Cassidy, president and chief executive officer. “An increase in the local unemployment rate, a contraction in the capital markets, and an increase in delinquencies all contributed to mixed financial results. We will continue to create solutions that help our customers reduce costs and conserve capital and remain focused on expense controls as we manage through this challenging environment.”

Quarterly Highlights

  Quarterly revenue from Technology Solutions totaled $63 million reflecting a year-over-year increase in data center and managed services revenue of 24 percent, or $5 million and a decline of 37 percent, or $19 million, in revenue from telecom and IT equipment, which was the result of a lack of capital spending in the customer base. In the quarter, the company added a net of 62,000 square feet of data center capacity, and 25,000 square feet of new capacity began billing to customers during the quarter.
  Wireless service revenue in the first quarter of 2009 was $71 million compared with $72 million in the prior year quarter. Higher data revenue driven by smartphone subscriber growth was more than offset by lower voice revenue resulting from a year-over-year decline in postpaid voice minutes of use per subscriber. Cincinnati Bell’s focus on smartphone subscriber growth resulted in the addition of 10,000 smartphone activations in the first quarter of 2009. Also, for the third year the company confirmed through independent third-party drive tests that it operates the best wireless network in Cincinnati and Dayton.
  During the quarter, Cincinnati Bell renewed its focus on marketing the value of bundled services with the introduction of the Priced For Life bundled program. With Priced For Life, customers can eliminate price increases by establishing a permanent monthly rate for a bundle of two or more communications services without a contract. Launched on March 9th, the program helped drive quarterly net additions of 1,800 bundled customers.
  Cincinnati Bell continued to repurchase common stock under the program authorized by its Board of Directors in February 2008. In the first quarter of 2009, common stock repurchases totaled $21 million or 11 million shares, representing 5 percent of shares outstanding at the end of 2008. Since the program’s inception, the company has purchased $98 million or 32 million shares, representing 13 percent of shares outstanding at the end of 2007.

Financial and Operations Review

“We continue to be concerned about the overall impact of the economy on our business and are moving aggressively to reduce expense, maintain our profitability and generate cash flow,” said Gary Wojtaszek, chief financial officer. “In addition to the pension and retiree healthcare plan changes we announced earlier in the year, we will also reduce our headcount by approximately 7 percent, suspend company contributions to the 401K plan for salaried and non-represented employees for the remainder of the year and reduce other discretionary expenses as part of our overall cost management efforts.”

Wireline Segment

Quarterly revenue equaled $196 million, down 3 percent or $7 million from a year ago. Operating income was $75 million compared to $47 million in the first quarter of 2008, which included a restructuring charge of $23 million associated with the company’s early retirement program. Adjusted EBITDA totaled $93 million, down 3 percent or $3 million from the prior year quarter.

Year-over-year total access line loss in the first quarter was 6.7 percent. Growth in residential and business access lines in the company’s expansion markets continued to partially offset the impact of a loss of access lines in its traditional service area.

Wireless Segment

Quarterly revenue from the Wireless segment was $76 million reflecting lower equipment and prepaid service revenue. Operating income equaled $9 million and Adjusted EBITDA was $18 million, a decline of $4 million from the first quarter of 2008. The decrease was primarily due to increased expenses to support growing smartphone activations in the quarter.

Postpaid average revenue per user (ARPU) in the first quarter was $48.01 compared to $47.47 a year ago and included data ARPU growth of 26 percent. This improvement reflects positive momentum in acquiring smartphone subscribers. Prepaid ARPU was $27.67, up $1.50 year-over-year. Postpaid wireless churn in the quarter was 2.3 percent compared with 3.0 percent in the fourth quarter of 2008.

Technology Solutions Segment

Technology Solutions quarterly revenue was $63 million, down $12 million or 16 percent from the first quarter of 2008. Data center and managed services revenue grew $5 million or 24 percent year-over-year while lower-margin telecommunications and IT equipment revenue declined $19 million or 37 percent. Operating income in the quarter totaled $3 million, up 3 percent from a year ago. First quarter Adjusted EBITDA was $8 million, up 16 percent from a year ago.

Quarterly capital expenditures were $11 million compared to $22 million in the prior year quarter. Billable data center capacity at the end of the first quarter was 271,000 square feet, which included a net increase of 62,000 square feet of capacity during the quarter. A total of 25,000 square feet began billing in the first quarter leading to a 77 percent utilization rate.

2009 Outlook

Cincinnati Bell confirms its financial guidance for 2009:

Category	2009 Guidance
Revenue	Approx. $1.4 billion
Adjusted EBITDA	Approx. $480 million*
Free Cash Flow	Approx. $150 million*

*Plus or minus 2 percent

Conference Call/Webcast

Cincinnati Bell will host a conference call today at 10:00 a.m. (ET) to discuss its results for the first quarter 2009. A live webcast of the call will be available via the Investor Relations section of www.cincinnatibell.com. The conference call dial-in number is (866) 780-1233. Callers located outside of the U.S. and Canada may dial (816) 581-1571. A taped replay of the conference call will be available one hour after the conclusion of the call until 5:00 p.m. on May 19, 2009. For U.S. callers, the replay will be available at (888) 203-1112. For callers outside of the U.S. and Canada, the replay will be available at (719) 457-0820. The replay reference number is 9445107. An archived version of the webcast will also be available in the Investor Relations section of www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: Cincinnati Bell’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of telecommunication services; world and national events that may affect the ability to provide services; uncertainty in U.S. and world securities markets that could result in increased costs for the Company and limit its financing alternatives; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this release represent company estimates as of May 5, 2009. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.

Use of Non-GAAP Financial Measures

This press release contains information about adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), net income excluding special items, free cash flow, and net debt. These are non-GAAP financial measures used by Cincinnati Bell management when evaluating results of operations and cash flow. Management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of Adjusted EBITDA, net income excluding special items, free cash flow, and net debt to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cincinnatibell.com.

1Adjusted EBITDA provides a useful measure of operational performance. The company defines Adjusted EBITDA as GAAP operating income plus depreciation, amortization, restructuring charges, asset impairments, and other special items. Adjusted EBITDA should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with this measure as defined by other companies.

Net income excluding special items provides a useful measure of operating performance. Net income excluding special items should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with net income excluding special items as defined by other companies.

Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as SFAS 95 cash provided by (used in) operating, financing and investing activities, adjusted for the issuance and repayment of debt, the repurchase of common stock, and the proceeds from the sale or the use of funds from the purchase of business operations. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies. Although the company feels that there is no comparable GAAP measure for free cash flow, the attached financial information reconciles free cash flow to the net increase (decrease) in cash and cash equivalents.

Net debt provides a useful measure of liquidity and financial health. The company defines net debt as the sum of the face amount of short-term and long-term debt and unamortized premium and/or discount, offset by cash and cash equivalents.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, and wireless services—that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world.

In addition, businesses nationwide ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services.

Cincinnati Bell conducts its operations through three business segments: Wireline, Wireless, and Technology Solutions. For more information, visit www.cincinnatibell.com.

Cincinnati Bell Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months
	Ended March 31,		Change
	2009	2008	$	%

Revenue	$ 325.5	$ 348.5	$ (23.0)	(7%)

Costs and expenses
Cost of services and products	139.0	158.8	(19.8)	(12%)
Selling, general and administrative	73.9	70.1	3.8	5%
Depreciation and amortization	39.3	37.3	2.0	5%
Restructuring charges (gains)	(7.0)	24.0	(31.0)	n/m
Asset impairment	-	1.2	(1.2)	n/m

Operating income	80.3	57.1	23.2	41%

Interest expense	31.8	36.3	(4.5)	(12%)
Other income, net	-	(1.2)	1.2	n/m

Income before income taxes	48.5	22.0	26.5	120%
Income tax expense	19.7	9.1	10.6	116%

Net income	28.8	12.9	15.9	123%

Preferred stock dividends	2.6	2.6	-	0%

Net income applicable to common shareowners	$ 26.2	$ 10.3	$ 15.9	154%

Basic and diluted earnings per common share	$ 0.12	$ 0.04

Weighted average common shares outstanding
(in millions)
- Basic	224.3	246.7
- Diluted	225.2	252.8

Cincinnati Bell Inc.
Segment Information
(Unaudited)
(Dollars in millions)

	Three Months
	Ended March 31,		Change
	2009	2008	$	%
Wireline
Revenue
Voice - local service	$ 90.2	$ 101.0	$ (10.8)	(11%)
Data	70.2	67.6	2.6	4%
Long distance and VoIP	24.0	24.3	(0.3)	(1%)
Other	11.2	9.7	1.5	15%

Total revenue	195.6	202.6	(7.0)	(3%)

Operating costs and expenses
Cost of services and products	63.1	67.5	(4.4)	(7%)
Selling, general and administrative	39.3	38.9	0.4	1%
Depreciation and amortization	25.4	25.1	0.3	1%
Restructuring charges (gains)	(7.1)	23.2	(30.3)	n/m
Asset impairment	-	1.2	(1.2)	n/m

Total operating costs and expenses	120.7	155.9	(35.2)	(23%)

Operating income	$ 74.9	$ 46.7	$ 28.2	60%

Wireless
Revenue
Service	$ 71.2	$ 72.0	$ (0.8)	(1%)
Equipment	5.1	6.5	(1.4)	(22%)

Total revenue	76.3	78.5	(2.2)	(3%)

Operating costs and expenses
Cost of services and products	40.7	40.0	0.7	2%
Selling, general and administrative	17.8	16.8	1.0	6%
Depreciation and amortization	9.3	9.0	0.3	3%
Restructuring charges (gains)	-	0.4	(0.4)	n/m

Total operating costs and expenses	67.8	66.2	1.6	2%

Operating income	$ 8.5	$ 12.3	$ (3.8)	(31%)

Technology Solutions
Revenue
Telecom and IT equipment distribution	$ 31.1	$ 49.7	$ (18.6)	(37%)
Data center and managed services	26.9	21.7	5.2	24%
Professional services	5.1	3.3	1.8	55%

Total revenue	63.1	74.7	(11.6)	(16%)

Operating costs and expenses
Cost of services and products	44.0	57.9	(13.9)	(24%)
Selling, general and administrative	11.3	10.1	1.2	12%
Depreciation and amortization	4.5	3.2	1.3	41%
Restructuring charges (gains)	-	0.3	(0.3)	n/m

Total operating costs and expenses	59.8	71.5	(11.7)	(16%)

Operating income	$ 3.3	$ 3.2	$ 0.1	3%

Cincinnati Bell Inc.
Segment Information
(Unaudited)
(Dollars in millions)

	Three Months
	Ended March 31,		Change
	2009	2008	$	%
Revenue
Wireline	$ 195.6	$ 202.6	$ (7.0)	(3%)
Wireless	76.3	78.5	(2.2)	(3%)
Technology Solutions	63.1	74.7	(11.6)	(16%)
Eliminations	(9.5)	(7.3)	(2.2)	30%

Total revenue	$ 325.5	$ 348.5	$ (23.0)	(7%)

Cost of Services and Products
Wireline	$ 63.1	$ 67.5	$ (4.4)	(7%)
Wireless	40.7	40.0	0.7	2%
Technology Solutions	44.0	57.9	(13.9)	(24%)
Eliminations	(8.8)	(6.6)	(2.2)	33%

Total cost of services and products	$ 139.0	$ 158.8	$ (19.8)	(12%)

Selling, General and Administrative
Wireline	$ 39.3	$ 38.9	$ 0.4	1%
Wireless	17.8	16.8	1.0	6%
Technology Solutions	11.3	10.1	1.2	12%
Corporate and eliminations	5.5	4.3	1.2	28%

Total selling, general and administrative	$ 73.9	$ 70.1	$ 3.8	5%

Depreciation and Amortization
Wireline	$ 25.4	$ 25.1	$ 0.3	1%
Wireless	9.3	9.0	0.3	3%
Technology Solutions	4.5	3.2	1.3	41%
Corporate	0.1	-	0.1	n/m

Total depreciation and amortization	$ 39.3	$ 37.3	$ 2.0	5%

Restructuring and Asset Impairment Charges (Gains)
Wireline	$ (7.1)	$ 24.4	$ (31.5)	n/m
Wireless	-	0.4	(0.4)	n/m
Technology Solutions	-	0.3	(0.3)	n/m
Corporate	0.1	0.1	-	n/m

Total restructuring and asset impairment charges (gains)	$ (7.0)	$ 25.2	$ (32.2)	n/m

Operating Income
Wireline	$ 74.9	$ 46.7	$ 28.2	60%
Wireless	8.5	12.3	(3.8)	(31%)
Technology Solutions	3.3	3.2	0.1	3%
Corporate and eliminations	(6.4)	(5.1)	(1.3)	25%

Total operating income	$ 80.3	$ 57.1	$ 23.2	41%

Cincinnati Bell Inc.
Segment Metric Information
(Unaudited)

	March 31,	December 31,
	2009	2008
(in thousands)

Local access lines	765.3	779.7
DSL subscribers	235.0	233.2

Postpaid wireless subscribers	397.0	403.7
Prepaid wireless subscribers	152.3	146.9

Total wireless subscribers	549.3	550.6

Consumer long distance lines	347.4	352.7
Business long distance lines	178.6	178.9

Total long distance lines	526.0	531.6

Data Center and Managed Services
Raised Floor (in square feet)	271,000	209,000
Utilization rate	77%	88%

Cincinnati Bell Telephone
Local Access Line Detail
(Unaudited)
(In thousands)

	2007				2008				2009
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q
Local Access Lines

In-Territory:
Primary Residential	499.1	484.8	468.4	454.2	441.2	427.6	414.5	403.6	392.2
Secondary Residential	36.2	34.9	33.4	32.0	30.7	29.5	28.4	27.2	25.8
Business/ Other	287.6	287.7	286.9	285.8	284.3	283.4	280.2	277.7	274.3
Total In-Territory	822.9	807.4	788.7	772.0	756.2	740.5	723.1	708.5	692.3

Out-of-Territory:
Primary Residential	29.4	30.7	32.0	32.7	32.8	32.7	33.7	34.9	35.4
Secondary Residential	1.2	1.3	1.3	1.3	1.4	1.3	1.3	1.3	1.3
Business/ Other	22.4	24.2	26.7	28.3	30.2	31.2	33.3	35.0	36.3
Total Out-of-Territory	53.0	56.2	60.0	62.3	64.4	65.2	68.3	71.2	73.0

Total Access Lines	875.9	863.6	848.7	834.3	820.6	805.7	791.4	779.7	765.3

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)
(Dollars in millions)

	March 31,	December 31,	Change
	2009	2008	$	%

Credit facility, revolver	$ 75.0	$ 73.0	$ 2.0	3%
Credit facility, tranche B term loan	206.5	207.0	(0.5)	0%
7 1/4% Senior Notes due 2013	439.9	439.9	-	0%
8 3/8% Senior Subordinated Notes due 2014	572.3	572.7	(0.4)	0%
7% Senior Notes due 2015	256.7	257.2	(0.5)	0%
7 1/4% Senior Notes due 2023	50.0	50.0	-	0%
Accounts receivable securitization facility	96.0	75.0	21.0	28%
Various Cincinnati Bell Telephone notes	230.0	230.0	-	0%
Capital leases and other debt	58.3	55.6	2.7	5%
Net unamortized premium	0.3	0.3	-	0%

Total debt	1,985.0	1,960.7	24.3	1%

Less: Interest rate swap asset and adjustment	(21.5)	(22.4)	0.9	(4%)
Less: Cash and cash equivalents	(12.8)	(6.7)	(6.1)	91%

Net debt (as defined by the company)	$ 1,950.7	$ 1,931.6	$ 19.1	1%

Credit facility availability	$ 149.4	$ 151.4	$ (2.0)	(1%)

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months
	Ended March 31,
	2009	2008

Cash provided by operating activities	$ 58.5	$ 88.0

Capital expenditures	(45.7)	(60.7)
Acquisitions of businesses	(3.4)	(18.7)
Other, net	0.6	(0.7)

Cash used in investing activities	(48.5)	(80.1)

Increase in corporate credit and receivables facilities, net	23.0	45.0
Repayment of debt	(2.3)	(40.0)
Preferred stock dividends	(2.6)	(2.6)
Common stock repurchase	(21.4)	(16.7)
Other, net	(0.6)	(0.4)

Cash used in financing activities	(3.9)	(14.7)

Net increase (decrease) in cash and cash equivalents	6.1	(6.8)
Cash and cash equivalents at beginning of period	6.7	26.1

Cash and cash equivalents at end of period	$ 12.8	$ 19.3

Reconciliation of GAAP Cash Flow to
Free Cash Flow (as defined by the company)
Net increase (decrease) in cash and cash equivalents	$ 6.1	$ (6.8)
Less adjustments:
Increase in corporate credit and receivables facilities, net	(23.0)	(45.0)
Repayment of debt	2.3	40.0
Common stock repurchase	21.4	16.7
Acquisitions of businesses	3.4	18.7

Free cash flow (as defined by the company)	$ 10.2	$ 23.6

Income tax payments	$ 2.0	$ 0.1

Cincinnati Bell Inc.
Reconciliation of Adjusted EBITDA (Non-GAAP) to Operating Income (GAAP)
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2009
	Wireline	Wireless	Technology Solutions	Corporate	Total Company

Operating Income (GAAP)	$ 74.9	$ 8.5	$ 3.3	$ (6.4)	$ 80.3
Add:
Depreciation and amortization	25.4	9.3	4.5	0.1	39.3
Restructuring charges (gains)	(7.1)	-	-	0.1	(7.0)

Adjusted EBITDA (Non-GAAP)	$ 93.2	$ 17.8	$ 7.8	$ (6.2)	$ 112.6

	Three Months Ended March 31, 2008
	Wireline	Wireless	Technology Solutions	Corporate	Total Company

Operating Income (GAAP)	$ 46.7	$ 12.3	$ 3.2	$ (5.1)	$ 57.1
Add:
Depreciation and amortization	25.1	9.0	3.2	-	37.3
Restructuring and asset impairment charges	24.4	0.4	0.3	0.1	25.2

Adjusted EBITDA (Non-GAAP)	$ 96.2	$ 21.7	$ 6.7	$ (5.0)	$ 119.6

Year-over-year dollar change in Adjusted EBITDA	($3.0)	($3.9)	$1.1	($1.2)	($7.0)

Year-over-year percentage change in Adjusted EBITDA	(3%)	(18%)	16%	24%	(6%)

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)
		Special Items
			Three
	Three		Months Ended
	Months Ended		March 31, 2009
	March 31, 2009		Before Special Items
	(GAAP)	Restructuring	(Non-GAAP)
		A
Revenue	$ 325.5	$ -	$ 325.5

Costs and expenses
Cost of services and products	139.0	-	139.0
Selling, general and administrative	73.9	-	73.9
Depreciation and amortization	39.3	-	39.3
Restructuring gains	(7.0)	7.0	-
Operating income	80.3	(7.0)	73.3

Interest expense	31.8	-	31.8
Other income, net	-	-	-

Income before income taxes	48.5	(7.0)	41.5
Income tax expense	19.7	(2.8)	16.9

Net income	28.8	(4.2)	24.6

Preferred stock dividends	2.6	-	2.6

Net income applicable to common shareowners	$ 26.2	$ (4.2)	22.0

Weighted average diluted common shares	225.2	225.2	225.2

Diluted earnings per common share	$ 0.12	$ (0.02)	$ 0.10

	Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Curtailment gains primarily related to changes in the pension and postretirement plans announced in February 2009.

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)
			Special Items
						Three
		Three				Months Ended
		Months Ended				March 31, 2008
		March 31,			Gain on	Before Special Items
		2008 (GAAP)	Restructuring	Asset Impairment	Debt Extinguishment	(Non-GAAP)
			A	B	C
	Revenue	$ 348.5	$ -	$ -	$ -	$ 348.5

	Costs and expenses
	Cost of services and products	158.8	-	-	-	158.8
	Selling, general and administrative	70.1	-	-	-	70.1
	Depreciation and amortization	37.3	-	-	-	37.3
	Restructuring charges	24.0	(24.0)	-	-	-
	Asset impairment	1.2		(1.2)	-	-
	Operating income	57.1	24.0	1.2	-	82.3

	Interest expense	36.3	-	-	-	36.3
	Other income, net	(1.2)	-	-	1.1	(0.1)

	Income before income taxes	22.0	24.0	1.2	(1.1)	46.1
	Income tax expense	9.1	9.6	0.5	(0.4)	18.8

	Net income	12.9	14.4	0.7	(0.7)	27.3

	Preferred stock dividends	2.6	-	-	-	2.6

	Net income applicable to common shareowners	$ 10.3	$ 14.4	$ 0.7	$ (0.7)	$ 24.7

	Weighted average diluted common shares	252.8	252.8	252.8	252.8	252.8

	Diluted earnings per common share	$ 0.04	$ 0.06	$ -	$ -	$ 0.10

	Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Represents charge for voluntary early retirement program for union employees and curtailment charge for union pension and postretirement plans.

B	Represents asset impairment charge for discontinued software.

C	Gain on extinguishment of 8 3/8% Senior Subordinated Notes.

Cincinnati Bell Inc.
Free Cash Flow (as defined by the company)
(Unaudited)
(Dollars in millions)

Free Cash Flow for the three months ended March 31, 2008	$ 23.6

Decrease in Adjusted EBITDA	(7.0)
Data center customer prepayment received in 2008	(21.5)
Decrease in capital expenditures	15.0
Proceeds received from terminated swaps in 2009	10.5
Decrease in interest payments	7.5
Change in working capital and other	(17.9)

Free Cash Flow for the three months ended March 31, 2009	$ 10.2

Cincinnati Bell Inc.
Capital Expenditures
(Unaudited)
(Dollars in millions)

	Three Months Ended
	Mar 31, 2009	Dec 31, 2008	Sep 30, 2008	Jun 30, 2008	Mar 31, 2008

Wireline	$ 29.2	$ 33.2	$ 22.5	$ 25.5	$ 20.9
Wireless	5.6	16.6	9.7	6.6	17.4
Technology Solutions	10.7	22.1	23.1	10.4	22.2
Corporate	0.2	0.3	0.2	-	0.2
Total capital expenditures	$ 45.7	$ 72.2	$ 55.5	$ 42.5	$ 60.7

Cincinnati Bell Inc.
Reconciliation of Adjusted EBITDA (Non-GAAP) Guidance to Operating Income (GAAP) Guidance
(Unaudited)
(Dollars in millions)

2009 Operating Income (GAAP) Guidance	$ 325

Add:
Depreciation and amortization	160
Restructuring gains	(5)

2009 Adjusted EBITDA Guidance	$ 480

CONTACT:
Cincinnati Bell Inc.
Shane Brown, 513-397-1118
shane.brown@cinbell.com